UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

SUMTOTAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

VISTA EQUITY PARTNERS FUND III, L.P.
VISTA EQUITY PARTNERS FUND III (PARALLEL), L.P.
VEPF III FAF, L.P.
VISTA EQUITY PARTNERS FUND III GP, LLC
VEFIIGP, LLC
VISTA EQUITY PARTNERS III, LLC
ROBERT F. SMITH
CHARLES R. WHITCHURCH
AND JOHN N. STAPLES III

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On April 9, 2009, Vista Equity Partners III, LLC, on behalf of Vista Equity Partners Fund III, L.P. (“Vista Fund III”), submitted a letter to the Board of Directors of SumTotal Systems, Inc. (the “Company”) inviting the Company to share publicly its preliminary revenue and margin results from the first quarter of this year and to reconsider its position regarding meeting with Vista Fund III to negotiate a transaction that maximizes value for all the Company’s stockholders (the “April 9 Letter”). The foregoing description is qualified in its entirety by reference to the April 9 Letter, a copy of which is included as Appendix A hereto and is incorporated herein by reference.
Vista Fund III issued a press release regarding the April 9 Letter on April 9, 2009, a copy of which is included as Appendix B hereto and is incorporated herein by reference.
Appendix C hereto amends and restates Annex 1 to the Schedule 14A filed on April 6, 2009, by Vista Equity Partners Fund III, L.P., Vista Equity Partners Fund III (Parallel), L.P., VEPF III FAF, L.P., Vista Equity Partners Fund III GP, LLC, VEFIIGP, LLC, Vista Equity Partners III, LLC, Robert F. Smith, Charles R. Whitchurch and John N. Staples III. Appendix C is incorporated herein by reference.
* * *

APPENDIX A

April 9, 2009
Board of Directors of SumTotal Systems, Inc.
c/o SumTotal Systems, Inc.
1808 North Shoreline Boulevard
Mountain View, California 94043
Dear Board of Directors of SumTotal Systems, Inc.:
Vista Equity Partners Fund III, L.P. (“Vista”) is deeply disappointed that, despite repeated requests by us and our advisors, you, the management of SumTotal Systems, Inc. (“SumTotal” or the “Company”) and your advisors continue to refuse to meet with us to discuss the proposal we submitted nearly one full week ago.
The Discovery Group, which beneficially owns 9.8% of SumTotal and is one of your largest stockholders, has also expressed their view that the Board of SumTotal should engage in negotiations with us and pursue a sale of the Company. As you know, the Discovery Group announced that they sent a letter to you on April 6th, stating “We agree with the opinion expressed by Vista in the letter that ‘...a compelling, high premium, all cash offer is the most effective way to maximize value for all stockholders...’ Therefore, as one of the largest shareholders of SumTotal we encourage the Board to seek to complete a sale of SumTotal by 1) negotiating in good faith with Vista Equity Partners, and 2) promptly inviting other logical suitors to discuss alternative transactions.”
As you are well aware, our proposal provides for stockholders to receive $3.25 per share, in cash, (representing a 62% premium to the closing market price of SumTotal’s Common Stock on April 3rd, the last trading day prior to the public announcement of our proposal, and a 109% premium to the thirty day volume-weighted average price leading up to the date of our proposal). The draft merger agreement we submitted provides a high degree of certainty for your stockholders by excluding any closing condition related to financing the transaction, and enabling the Company to compel Vista’s compliance with our obligation to close the transaction.
In addition, as you also know, our proposal provides you with a “go shop” right which enables you as a Board of Directors to approve and accept our proposal today in full compliance with your fiduciary obligations, and provides the Company’s stockholders the ability to benefit from any bona fide superior proposals that may be put forward. To the extent that your failure to meet with us is due to a desire on your part to conduct some form of “sale process” involving third parties, we would point out that our draft merger agreement allows for just such a process, but with the added benefit of having a committed alternative that other bidders would understand they need to exceed in order to be competitive.
Given the time that has elapsed since our last letter, we now encourage the Company to share publicly its preliminary revenue and margin results from the first quarter of this year, which we would presume are now available in preliminary form. We are certain all stockholders would welcome the Company’s most recent operating results in order to equitably evaluate the various alternatives available to the Company.
We trust you will reconsider your position regarding meeting with Vista to negotiate a transaction that maximizes value for all of the Company’s stockholders. Vista and our advisors remain available to meet at your convenience at any time, including over this weekend.
Sincerely,

VISTA EQUITY PARTNERS III, LLC

By:	/s/ Robert F. Smith Name: Robert F. Smith
Title: Senior Managing Member

APPENDIX B

VISTA EQUITY PARTNERS REITERATES REQUEST TO MEET WITH SUMTOTAL
SYSTEMS TO DISCUSS VISTA’S ACQUISITION PROPOSAL
— Vista Also Encourages SumTotal to Share Preliminary First Quarter Financial Results —
San Francisco, CA, April 9, 2009 — Vista Equity Partners Fund III, L.P. (“Vista”), a private equity firm focused exclusively on equity transactions involving enterprise software businesses and technology-enabled solutions companies, today sent a letter to the Board of Directors of SumTotal Systems, Inc. (“SumTotal” or “the Company”) (NASDAQ: SUMT) reiterating Vista’s request to meet with SumTotal to discuss the acquisition proposal Vista submitted to the Company on April 3rd. In today’s letter, Vista also encourages SumTotal to share publicly its preliminary financial results for the first quarter of this year. (Please see full text of the letter below.)
On April 3rd, Vista submitted to SumTotal a proposal to acquire the Company for $3.25 per share in cash in a transaction that values the Company’s outstanding equity at approximately $103 million. The proposal represents a 62% premium to the closing market price of SumTotal’s Common Stock on April 3rd, and a premium of 103%, 109%, and 91% over the preceding volume-weighted 20, 30, and 60-day trading periods, respectively.
On April 6th, Vista delivered its notice to the Company nominating three directors for election to SumTotal’s Board of Directors at the Company’s Annual Meeting of Stockholders to be held on June 12, 2009 (including any adjournment, postponement, continuation or rescheduling thereof). The nominees are: Robert F. Smith, John N. Staples III and Charles R. Whitchurch. SumTotal’s board consists of eight directors. Vista is seeking to replace the following directors: John W. Coné, Donald E. Fowler and Ali R. Kutay.
The full text of the letter from Robert F. Smith, Senior Managing Member of Vista Equity Partners III, LLC, to the SumTotal Board of Directors follows:
April 9, 2009
Board of Directors of SumTotal Systems, Inc.
c/o SumTotal Systems, Inc.
1808 North Shoreline Boulevard
Mountain View, California 94043
Dear Board of Directors of SumTotal Systems, Inc.:
Vista Equity Partners Fund III, L.P. (“Vista”) is deeply disappointed that, despite repeated requests by us and our advisors, you, the management of SumTotal Systems, Inc. (“SumTotal” or the “Company”) and your advisors continue to refuse to meet with us to discuss the proposal we submitted nearly one full week ago.

150 CALIFORNIA ST	P415.765.6500
19TH FLOOR	F 415.765.6666
SAN FRANCISCO, CA 94111	WWW.VISTAEQUITYPARTNERS.COM

The Discovery Group, which beneficially owns 9.8% of SumTotal and is one of your largest stockholders, has also expressed their view that the Board of SumTotal should engage in negotiations with us and pursue a sale of the Company. As you know, the Discovery Group announced that they sent a letter to you on April 6th, stating “We agree with the opinion expressed by Vista in the letter that ‘...a compelling, high premium, all cash offer is the most effective way to maximize value for all stockholders...’ Therefore, as one of the largest shareholders of SumTotal we encourage the Board to seek to complete a sale of SumTotal by 1) negotiating in good faith with Vista Equity Partners, and 2) promptly inviting other logical suitors to discuss alternative transactions.”
As you are well aware, our proposal provides for stockholders to receive $3.25 per share, in cash, (representing a 62% premium to the closing market price of SumTotal’s Common Stock on April 3rd, the last trading day prior to the public announcement of our proposal, and a 109% premium to the thirty day volume-weighted average price leading up to the date of our proposal). The draft merger agreement we submitted provides a high degree of certainty for your stockholders by excluding any closing condition related to financing the transaction, and enabling the Company to compel Vista’s compliance with our obligation to close the transaction.
In addition, as you also know, our proposal provides you with a “go shop” right which enables you as a Board of Directors to approve and accept our proposal today in full compliance with your fiduciary obligations, and provides the Company’s stockholders the ability to benefit from any bona fide superior proposals that may be put forward. To the extent that your failure to meet with us is due to a desire on your part to conduct some form of “sale process” involving third parties, we would point out that our draft merger agreement allows for just such a process, but with the added benefit of having a committed alternative that other bidders would understand they need to exceed in order to be competitive.
Given the time that has elapsed since our last letter, we now encourage the Company to share publicly its preliminary revenue and margin results from the first quarter of this year, which we would presume are now available in preliminary form. We are certain all stockholders would welcome the Company’s most recent operating results in order to equitably evaluate the various alternatives available to the Company.
We trust you will reconsider your position regarding meeting with Vista to negotiate a transaction that maximizes value for all of the Company’s stockholders. Vista and our advisors remain available to meet at your convenience at any time, including over this weekend.
Sincerely,

VISTA EQUITY PARTNERS III, LLC
By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Senior Managing Member

WE STRONGLY ADVISE ALL STOCKHOLDERS OF SUMTOTAL SYSTEMS, INC. TO READ THE PROXY STATEMENT AND THE DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY OR ON BEHALF OF VISTA EQUITY PARTNERS FUND III, L.P., VISTA EQUITY PARTNERS FUND III (PARALLEL), L.P., VEPF III FAF, L.P., VISTA EQUITY PARTNERS FUND III GP, LLC, VEFIIGP, LLC, VISTA EQUITY PARTNERS III, LLC, ROBERT F. SMITH, CHARLES R. WHITCHURCH AND JOHN N. STAPLES III IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATED TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. SUCH PROXY STATEMENT, IF AND WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AT HTTP://WWW.SEC.GOV. IF YOU WANT TO RECEIVE A COPY OF THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY (WHEN AND IF THEY BECOME AVAILABLE), PLEASE CALL OUR PROXY SOLICITOR, D.F. KING & CO., INC. TOLL FREE AT (800) 758-5378 (BANKS, BROKERS AND CALLERS FROM OTHER COUNTRIES SHOULD CALL COLLECT AT (212) 269-5550).
Information relating to the participants in such proxy solicitation is contained in the Schedule 14A that they filed with the SEC on April 6, 2009, in respect of SumTotal Systems, Inc., as the same is being amended on April 9, 2009, and may be further amended. Such Schedule 14A and amendments thereto are available at no charge at the SEC’s website at http://www.sec.gov.
About Vista Equity Partners III, LLC
Vista, a private equity firm with offices in San Francisco and Chicago, has over $2.3 billion in equity capital under management. Vista was founded in 2000 and is exclusively focused on equity transactions involving enterprise software businesses and technology-enabled solutions companies. Over the last nine years, Vista has successfully demonstrated its ability to create value through a disciplined investment focus on companies that offer mission-critical software and technology-enabled solutions. Since 2000, the Vista team has invested over $1.4 billion in equity and completed over $7 billion in total transaction value. Vista’s financial and operational abilities combined with its depth of experience in the software sector enable Vista to complete diligence quickly and to provide a high degree of deal certainty. Vista is currently investing out of its latest fund, $1.3 billion Vista Equity Partners Fund III, which closed in 2008.
Contacts
Diana Postemsky/ Jeffrey Taufield, Kekst and Company: 212-521-4800

APPENDIX C
ANNEX 1
POTENTIAL PARTICIPANTS
The potential participants in the solicitation of proxies from the stockholders of the Company may include the following:
(i)	Vista Equity Partners Fund III, L.P., a Delaware limited partnership (“Vista Fund III”); Vista Equity Partners Fund III (Parallel), L.P., a Cayman Islands exempted limited partnership (“Vista Fund III Parallel”); VEPF III FAF, L.P., a Delaware limited partnership (“Vista FAF” and, together with Vista Fund III and Vista Fund III Parallel, the “Vista Funds”);
(ii)	Vista Equity Partners Fund III GP, LLC, a Delaware limited liability company (“Vista III GP”);

(iii)	VEFIIGP, LLC, a Delaware limited liability company (“Vista II GP”);
(iv)	Vista Equity Partners III, LLC, a Delaware limited liability company (“Vista EP III”; and, together with the Vista Funds, Vista III GP and Vista II GP, “Vista”);
(v)	Robert F. Smith, Charles R. Whitchurch and John N. Staples III (collectively, the “Nominees”);

(vi)	Robert B. Rogers and Brian Sheth, principals of Vista; and
(vii)	Union Square Advisors LLC (“Union Square”) and Christopher D. Dillon, Edward R. Smith, Ethan M. Topper and Ethan F. Zweig, each an employee of Union Square.
Vista is a private equity firm whose principal business is to make and dispose of investments, primarily in equity or equity-oriented securities and debt securities of companies in the middle-market software and technology-enabled solutions sector. Vista’s business address is 150 California Street, 19th Floor, San Francisco, CA 94111. Vista III GP is the general partner of each of the Vista Funds, and Vista EP III is the investment advisor to the Vista Funds. Vista II GP is the senior managing member of Vista III GP, and Mr. Robert F. Smith is the managing member of Vista II GP.

Vista Fund III is the holder of record of 100 shares of Common Stock. Including Vista Fund III’s record and beneficial ownership of the shares of Common Stock described above, (i) Vista Fund III is the beneficial owner of 3,568,012 shares of Common Stock, (ii) Vista FAF is the beneficial owner of 81,206 shares of Common Stock, (iii) Vista Fund III Parallel is the beneficial owner of 367,536 shares of Common Stock. By virtue of their direct or indirect ownership and/or control of the Vista Funds, Vista III GP, Vista II GP and Mr. Smith may be deemed to beneficially own the 100 shares of Common Stock held of record and beneficially by Vista Fund III as well as the 4,016,654 other shares beneficially owned by the Vista Funds. Vista III GP, Vista II GP and Mr. Smith each disclaims beneficial ownership of the shares of Common Stock owned by the Vista Funds, except to the extent of their pecuniary interest in the shares, if any.
For additional information regarding the Vista Funds’ holdings in the Company’s Common Stock, see the Schedule 13D filed with the Securities and Exchange Commission by the Vista Funds, Vista II GP, Vista III GP and Mr. Smith on October 14, 2008, as amended by the Schedules 13D/A filed on October 23, 2008, April 6, 2009, and April 9, 2009.
Robert B. Rogers and Brian Sheth are principals of Vista, and their business address is 150 California Street, 19th Floor, San Francisco, CA 94111.
Union Square is an investment banking advisory firm primarily servicing companies in the technology sector. Christopher D. Dillon, Edward R. Smith, Ethan M. Topper and Ethan F. Zweig are employees of Union Square, and their business address is Two Embarcadero Center, Suite 1330, San Francisco, CA 94111.
Mr. Smith founded Vista Equity Partners in 2000, and during the last five years, he has served as Managing Principal of Vista Equity Partners. Prior to founding Vista Equity Partners, Mr. Smith was the Co-Head of the Enterprise Systems and Storage sector for Goldman, Sachs & Co.’s investment banking division. While at Goldman Sachs, he executed and advised on merger and acquisition activity across a broad range of technology segments. Mr. Smith also served as the business unit manager for Goldman’s Mergers and Acquisitions group. Prior to Goldman, Mr. Smith worked in industry in various management and technical management positions. He is the principal inventor on two United States and two European patents. Mr. Smith currently sits on a number of software company boards of directors, including Reynolds & Reynolds, ADERANT, SirsiDynix, Sunquest, Ventyx, and Zywave. He has previously been on the boards of Applied Systems, Aspect Communications, SER Solutions, SourceNet Solutions, and SRC Software. He is also a member of the Young President’s Organization and a Trustee of the Boys & Girls Club of San Francisco. Mr. Smith received a B.S. in Chemical Engineering from Cornell University and an M.B.A., with a concentration in Finance and Marketing, from Columbia Business School. Mr. Smith’s business address is 150 California Street, 19th Floor, San Francisco, CA 94111.
Mr. Whitchurch has served on the board of SPSS, Inc. (NASDAQ: SPSS), a provider of predictive analytic software, since October 2003, and serves as chairman of the audit committee. He also serves on the boards of ScanSource, Inc. (NASDAQ: SCSC), a distributor of specialty technology products, and Landmark Aviation, a privately held company in the general aviation industry. From September 1991 through his retirement in June 2008, Mr. Whitchurch served as the Chief Financial Officer and Treasurer of Zebra Technologies Corporation, a manufacturer of bar code printers and active RFID technology. He holds a bachelors degree in economics (Phi Beta Kappa) from Beloit College and an M.B.A. from Stanford University. Since his retirement, Mr. Whitchurch has not maintained a business address.

Mr. Staples has been an attorney practicing in San Francisco, California, for Evanston Partners, an investment advisory firm, during the past five years. Since November 2007, Mr. Staples has served as a director of infoGROUP Inc. (NASDAQ: IUSA). Mr. Staples is a former director of Valley National Bank of Salinas, California, and of Household Bank, FSB. He is a graduate of Trinity College and Pepperdine University School of Law. Mr. Staples was a helicopter pilot in the United States Marine Corps, serving in Vietnam in 1970-1971. He is a retired Lieutenant Colonel in the United States Air Force Reserves. Mr. Staples’ business address is 44 Montgomery Street, Suite 900, San Francisco, CA 94104.
Vista, Mr. Rogers, Mr. Smith and Mr. Sheth have an interest in the election of the Nominees because they believe that such individuals, if elected, will seek to influence the Board of Directors of the Company to consider ways of maximizing stockholder value, which could include negotiation with Vista on its Proposal. At the same time, if the Nominees are elected, they will not have the ability to require the Board of Directors to take any action, and they will have a fiduciary duty to act in the best interests of all stockholders of the Company.
Union Square is acting as Vista’s financial advisor in connection with the proposed business combination between the Company and Vista, for which services Union Square will receive customary compensation in addition to reimbursement for reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel). In addition, Vista has agreed to indemnify Union Square, its affiliates, the respective members, directors, officers, partners, agents and employees of Union Square and their affiliates, and any person controlling Union Square or any of its affiliates, against specified liabilities. None of Union Square or any of the foregoing persons will receive any compensation for, or in connection with, any solicitation activities in addition to the compensation and expense reimbursements described above under its engagement as financial advisor to Vista.
None of the potential participants, or any of their respective associates, has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or (except to the extent arising in the normal course of such participant’s or participant’s associate’s employment with and/or ownership in Vista or Union Square in connection with Vista’s Proposal) with respect to any future transactions to which the Company or any of its affiliates will or may be a party. None of the potential participants is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
Vista has agreed to indemnify the Nominees for certain losses, if any, arising from their participation in the solicitation of proxies from the stockholders of the Company in connection with the election of directors at the Company’s 2009 annual meeting and to reimburse the Nominees for their reasonable out-of-pocket expenses in connection with such participation.